As filed with the Securities and Exchange Commission on July 10, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
FLOTEK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	90-0023731
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
5775 N. Sam Houston Parkway W., Suite 400 Houston, Texas (Address of Principal Executive Offices)	77086 (Zip Code)
___________________________
FLOTEK INDUSTRIES, INC. 2018 LONG-TERM INCENTIVE PLAN, AS AMENDED
(Full Title of the Plan)
___________________________
J. Bond Clement
Chief Financial Officer
Flotek Industries, Inc.
5775 N. Sam Houston Parkway W., Suite 400
Houston, Texas 77086
(Name and Address of Agent for Service)
(713) 849-9911
(Telephone Number, including Area Code, of Agent for Service)
Copies to:
E. James Cowen
Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
(713) 226-6000
___________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Flotek Industries, Inc. (the “Company”) to register an additional 900,000 shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”), for issuance pursuant to the Flotek Industries, Inc. 2018 Long-Term Incentive Plan, as amended (the “2018 Plan”). The 2018 Plan was described in the Company’s definitive Proxy Statement for its 2025 Annual Meeting of Stockholders held on May 16, 2025 (the “2025 Meeting”).

An amendment to the 2018 Plan (the “2018 Plan Amendment”) to add an additional 900,000 shares of Common Stock to the 2018 Plan was approved by the Company’s stockholders at the 2025 Meeting.

The 900,000 shares of Common Stock being registered hereby are in addition to the shares of Common Stock registered by the Company’s prior Registration Statements on Form S-8 (the “Prior Registration Statements”) filed on June 25, 2018 (File No. 333-225865), May 24, 2019 (File No. 333-231749), May 11, 2022 (File No. 333-264865), June 28, 2023 (File No. 333-272968) and June 11, 2024 (File No. 333-280121). Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated by reference herein except as otherwise amended or superseded hereby. After giving effect to the additional shares of Common Stock registered under this Registration Statement, the aggregate number of shares of Common Stock registered for issuance under the 2018 Plan will be 3,316,667.
Item 8. Exhibits.

Exhibit No.	Description
*4.1	Flotek Industries, Inc. 2018 Long-Term Incentive Plan, as amended.
*5.1	Opinion of Porter Hedges LLP with respect to the legality of the securities.
*23.1	Consent of KPMG LLP.
*23.2	Consent of Porter Hedges LLP (included in Exhibit 5.1).
*24.1	Power of Attorney (included on signature page of this Registration Statement).
*107.1	Calculation of Filing Fee Tables

*Filed herewith

SIGNATURES
 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 10, 2025.
FLOTEK INDUSTRIES, INC.

By:     /s/ Ryan G. Ezell
Name: Ryan G. Ezell
Title: Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Ryan G. Ezell and J. Bond Clement, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Ryan G. Ezell Ryan G. Ezell	Chief Executive Officer and Director (Principal Executive Officer)	July 10, 2025
/s/ J. Bond Clement J. Bond Clement	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 10, 2025
/s/ Harsha V. Agadi Harsha V. Agadi	Chairman of the Board	July 10, 2025
/s/ Evan R. Farber Evan R. Farber	Director	July 10, 2025
/s/ Michael J. Fucci Michael J. Fucci	Director	July 10, 2025
/s/ Lisa Mayr Lisa Mayr	Director	July 10, 2025
/s/ Matthew D. Wilks Matthew D. Wilks	Director	July 10, 2025